Ex. (j)

Consent of Independent Registered Accounting Firm

The Board of Directors and Shareholders of

Prudential’s Gibraltar Fund, Inc.:

We consent to the incorporation by reference, in this registration statement (No. 002-32685) on Form N-1A, of our report dated February 23, 2007 on the statement of assets and liabilities of Prudential’s Gibraltar Fund, Inc. (hereafter referred to as the “Fund”), including the portfolio of investments, as of December 31, 2006, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

 KPMG LLP

New York, New York

April 23, 2007